Exhibit 99.2

ClearSign Technologies Corporation [CLIR]

Fourth-Quarter and Full-Year 2019 Results Conference Call

Wednesday, March 12, 2020, 5:00 PM EDT

Company Participants:

Matthew Selinger; Investor Relations

Brian Fike: Chief Financial Officer

Jim Deller; Chief Executive Officer

Analysts and Private Investors:

Jeff Feinglass; Private Investor

David Brown; Private Investor

Presentation:

Operator: Good day and welcome to the ClearSign Technologies Fourth-Quarter and Full-Year 2019 Conference Call. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger, Investor Relations. Please go ahead.

Matthew Selinger: Thank you, Operator. And welcome, everyone, to the ClearSign Technologies Corporation fourth-quarter and full-year 2019 results conference call.

During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's periodic public filings with the SEC, including the discussion in the Risk Factors section of the 2018 Annual Report on Form 10-K and the 2019, which will be filed in the coming weeks. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brian Fike, ClearSign's Chief Financial Officer. Rob Hoffman, ClearSign's Chairman of the Board, will also be available during the Q&A portion of this call.

And with that said, I would like to turn the call over to Brian Fike. Brian, please go ahead.

Brian Fike: Thank you, Matthew, and thank you to everyone joining us today. Our full financial results will be released later this month. But before I turn the call over to Jim, I want to take the opportunity to briefly look back over the previous year since our change in Company management and focus.

The cash burn for the quarter ended December 31, 2019, was $1.5 million compared to $2.2 million in the same period of 2018. This is a reduction of 32% and is representative of the changes made in the Company since the first quarter of last year. Looking back and comparing the last 3 quarters of 2018 to 2019, the reduction in cash burn is 25% and, looking at the 6 months, the cash burn reduction is a full 30%.

The Q4 figures are consistent with the increasing efficiency achieved over the past year. The major savings have been from systematic focus and selected and prioritized development projects and the very selective and judicious use of outsourced consulting. This has been combined with more rigorous project planning and budgeting and expenditure-approval processes. Our cash and investment resources were about $8.5 million at the end of fourth quarter of 2019 compared to $10 million at the end of the third quarter. Shares outstanding at the end of 2019 were 26,707, 261.

It is important to note that we have sufficient working capital available as of today to carry us through 2020 and into 2021. This is assuming no revenues and assuming no material change in expenditures. I just want to reemphasize that. It is assumes no revenues from the ClearSign Core burner sales and no revenue from our soon-to-be-deployed ClearSign Eye products, which we do expect to begin seeing results from during this time window.

And with that, I would like to turn the call over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Thank you, Brian, and good afternoon, everyone. Welcome to our fourth-quarter and full-year results call for 2019.

I would like to start the call by giving some commentary on the release that the Company issued on January 31 regarding updates on ongoing projects, specifically, our boiler demonstrations in China and initial test firing of the ClearSign multi-burning unit at the World Oil site in California.

Regarding China, the season has been frustrating because we have not been able to reap the fruits of our labor. The developments made to our watertube technology have enabled the boiler to run up to a 96% rate with NOx in compliance and under the 10-part-per-million, the objective set for this application. [We have] stripped the boiler down to confirm the internal structure was suitable for ongoing operations and to give our crew a break over the Chinese New Year, when the ability to work had to stop anyway. Over the Chinese New Year the effects of the coronavirus took hold, prolonging the holiday and later preventing travel for the Chinese nationals and our USA staff to the World site. This inability to travel continues today. With the Chinese heating season now essentially over, it is not possible to complete this project and conduct the formal performance test even after being so close. Our Chinese partners remain committed to achieving mutual success.

On a positive note, we are able to improve the arrangements of our firetube boiler burner demonstration and can now complete this without being limited by the Chinese heating season. At this moment, similar to the watertube projects, the firetube demonstration is also on hold due to the effects of the coronavirus. However, the test site we have secured is with a boiler manufacturer and potential partner that is not subject to the seasonal operation of the Chinese heating facilities. In addition, the test boiler we will be retrofitting is not an in-service unit. Therefore, the process of installing our burner, making adjustments if appropriate and retesting, et cetera, will be significantly accelerated. As soon as travel in China is reestablished and safe, we expect to continue this work to improve the performance of this burner and to obtain the necessary performance certification.

As we have said in the past, the markets for both our firetube and watertube burners in China is massive. While we want and plan to have success in both verticals, the firetube market is approximately 4x that of the watertube, with an addressable market of approximately 250,000 units in a region slated for emissions reduction. Of our two shots on goal, we are happy to have our firetube burner move forward first. We believe that post certification it could be a short time to commercial sales.

Turning to the multi-burner demonstration at World Oil, I would like to start by describing the upfront challenges associated with this demonstration. The spacing and arrangement of burners in this particular heater was very tight, providing only an extremely small confine for the burner placement and subsequent formation of the flames. Frankly, this is one of the most challenging environments for any burner setup that I have seen in my career.

That being said, it is a perfect place to demonstrate the advantages that ClearSign Core burners have the potential to provide. As outlined in the press release at the end of January, we completed the design, delivery and installation of the burners for World Oil on schedule and, true to expectation of our Plug & Play design, the burners were installed without issue, taking just over 2 days to install the 5 burners. The burners ran robustly from below the minimum design firing rates to above their maximum rate, reducing NOx levels below our guarantee between 3 and 4 parts per million throughout that range. I want to emphasize those numbers, between 3ppm and 4ppm, while our guaranteed NOx emissions were 5 parts per million. In fact, the burners were tested cycling for minimum to maximum rates in an accelerated fashion and the burners performed admirably.

Up to this installation we have never had the opportunity to optimize the burner configuration for multiple burner applications. This was always an uncertainty for this project and ultimately, as we sought to operate all the burners together, some heater instability developed, which limited the heat input to the heater. We even had a number of design modifications we were prepared to implement. And, by the way, making design modifications in field installations is not uncommon. However, in this case the heater in question was a critical charge heater and modifications for burners would delay getting the entire family back up to full rate as the turnaround schedule was very short. As a result, the mutually agreed upon and prudent decision was made to remove the burners and optimize the burners outside of the operating heater.

So overall, the easy installation of our Plug & Play design went as planned. The burners started and ran on automatic control, as planned, and exceeded their design operating range. Critically, the NOx emissions were comfortably below the 5 parts per million guarantee and, equally valuable, we now know what we need to optimize and have work already underway on those design upgrades. I will comment again that this particular heater is one of the most highly fired I have ever seen and so was an extreme application of our new technology.

The point here is that we have made some very significant developments in our process burner technology. All commercialization in single-burner [reversible] heaters has been achieved. But the path of full commercialization of our technology in a multi-burner situation continues to evolve. Of note here is that we are in the field working on real demonstrations. What we learn we will improve on and carry forward to future demonstrations. It has been the history of ClearSign's technology development and, like our asset-heavy large incumbents, ClearSign has had to take our technologies from the lab and then work on them live in the field. In my previous life -- and this is also true with the established OEMs -- we enjoyed the luxury of a large but capital intensive infrastructure, like full-scale test furnaces where the majority of the kinks can be worked out before going into the field. But what is a technical disadvantage in the short term will be a great financial advantage in the long term for ClearSign.

And bringing us to a natural segue, we are continuing to development our channel partner relationship. And while I do not have a formal partnership to announce at this time, I'm extremely pleased to announce that we have secured the commitment from an industry-leading OEM burner manufacturer to host the burner testing that will be conducted as part of fulfilling the anticipated burner supply order from ExxonMobil. This not only allows us to prove and demonstrate the burners in a full-scale, multi-burner, bona fide industrial test facility to full industrial requirements, but we believe that it signifies a confirmed interest on the part of the burner manufacturer to establish the ClearSign burner technology in the marketplace.

It also provides what we believe is the final provision required to proceed with this higher profile burner demonstration project. We have made a commitment to confidentiality with the burner supply company, so please understand why I cannot go into further details here. But we are very grateful for their continued pioneering support. I have mentioned previously that this is a very conservative industry, leading to comprehensive vetting on the part of prospective partners and customers alike and we are pleased to be making solid forward progress.

In terms of our [formal] supply agreement for the refining and petrochemical market, the ExxonMobil demonstration project is the next step that must be completed before we move forward. We expect the testing for this order to be completed around mid-2020. We also believe that this project's burner testing will, in terms of our progress for the launch of our ClearSign Core business, have a very positive effect, as a multi-burner demonstration in a world-class industrial test furnace has always been a key milestone and this commitment puts this very valuable hurdle on a timeline.

On the last call we debuted and discussed the rebranding of the Company to ClearSign Technologies. Because the development of our sensing technology was a significant factor in the decision to rebrand ClearSign as a technology company, I'd like to review the progress in these product lines.

In conversations with numerous potential customers, we have focused the development of our flame sensor technology for ClearSign Eye on the development of a device that will validate whether the flame of a burner pilot is on or off. While this sounds like a simple application, it's one of extreme importance and the currently available technology with flame rods in the industry are a source of great frustration due to poor reliability, frequent need for replacement and operational delay to our customers.

The prospect of providing an alternative device that avoids the common failures of flame rods was met with the unanimous strong support by every customer group consulted. This is not one customer thinking it's interesting. This is every customer polled saying it would be outstanding. One key failure of the existing technology is that the probe that enables the flame rod to detect the flame has to be actually immersed in the flame and this leads to frequent failures. However, one key advantage of the ClearSign Eye technology is that the sensor services are positioned significantly outside of the flame and therefore are not subject to heat-induced deterioration.

In many burner systems the pilot flame rods are considered a safety device. Basically, they are required to prove that the pilot flame is on before the control system is allowed to let fuel gas flow to the main burner. For those not aware of how the system works, the pilot flame ignites the main fuel gas. [Then there's] the pilot flame in a residential water heater, only at the pilot flame in the industrial case is 12 to [18] inches long, and the main flame is likely 10 to 20 feet long and 3 to 5 feet wide. Obviously there's a lot of gas driving such a large flame and if the pilot flame is not on spewing gas into the heater is an extremely dangerous situation. And of course if the flame rod is not indicating the presence of a flame, since it has been compromised sitting in the flame, even if not handled by the programming of the combustion controls, the operator has no choice but to shut the system down. And downtime for maintenance or replacements of flame rods -- less profits.

Given the importance of the pilot flame sensors to the operation of the overall heater, it is clear that improving its reliability, that is minimizing the maintenance requirements as well as the number of times the flame sensors do not work when needed, will be of great value to potential customers throughout the refining and petrochemical industries. This potential market for our pilot flame sensor device is truly global and includes any type of burner originally manufactured by any supplier, including low-emission and non-low-emission burners, [new] burners and retrofits into existing burners.

We anticipate that the first demonstration installations of this technology will be installed in customer equipment in the next few months. At the same time, the industrial certification process is underway, following which the final product will be formally launched.

We also plan for ClearSign Eye to be included in the ExxonMobil burners on a demonstration basis. The ClearSign Eye sensor will be sold by ClearSign either to burner manufacturers, pilot manufacturers or directly to refining and petrochemical customers to retrofit into their existing burners. We also anticipate developing channel partners as this business progresses.

For those interested in the specific science behind our ClearSign Eye technology, we have some more details on our website. And, additionally, we have started to market this sensor and those following ClearSign on LinkedIn will have seen the initial promotional parts of our launch plan.

The second general application on our sensing technology is into the transportation market. As we indicated in our announcement on Tuesday, we have a contract in place with a major global aerospace company to validate the application of our sensor technology as a key component of a new system that we anticipate could lead to increased efficiency and reduce maintenance on commercial and military aircraft. The development and subsequent testing and certification of new technology for aircraft is an involved and time-consuming process. However, the value and size of the final addressable market makes this a very appealing opportunity for ClearSign.

Developing this product with a customer from the start is a great advantage and significantly reduces our risk, while at the same time increases our chances of success. We anticipate that this technology will provide valuable diversification and business growth opportunities for ClearSign on the heels of the global deployment of our burner-related products.

Additionally, we do not see this as requiring a large investment from ClearSign. Our input will be mainly in the form of limited manpower, with our primary contribution in the form of our intellectual property rights for this market vertical. ClearSign has been discussing this possible application of our technology and developing the relationship for a few years, so it's gratifying to finally have a formal business development plan initiated and this investment in ClearSign's long-term growth underway.

For ClearSign today, without doubt, getting our technology out and proven in the mainstream industrial arena, which includes securing formal supply partnerships, is job number one. But in parallel, we are developing additional promotional and sales channels and partnerships to grow our business as rapidly as possible when those are established.

One example is creating a partnership with a company of environmental lawyers and consultants to enable the value of NOx credits created in Texas to be accepted as payment for the supply of burners. These mission reduction credits are traded on a market exchange. In essence, this plan will enable customers to avoid the capital outlay for the purchase of our technology by monetizing the value of the NOx emissions reductions achieved by the installation of our ClearSign Core products. For our customers, such emissions reductions may also reduce the future burden of compliance with tightening emissions regulations.

We are also very pleased to formalize our agreement with California Boiler, which was completed on March 5 in their Santa Ana, California office. This agreement engages California Boiler in promoting, selling and installing all ClearSign combustion-rated products, in California especially, but also throughout the United States. We have worked with California Boiler now for almost a year on an informal basis and they have proven to be a very professional, progressive and growth-oriented company. And their experience at installation and customer support work on site is of a very high quality. So we are very happy to be working with them for our mutual business growth.

As a final note, I'd like to follow up on our last investor call back in November, 2019. At that time we had just renamed ClearSign Combustion Corporation to ClearSign Technologies Corporation to better reflect the ClearSign business model of providing technology rather than being a manufacturer in both the sensing- and burner-related sectors. And it was just shortly after the call we launched the new ClearSign website. The anticipated development of our flame center, and especially the aforementioned aerospace project that we are now able to reveal and other possibilities along the same lines were key considerations in our renaming and rebranding decision. I also hope you have found the website useful. If you have not seen the new site, I encourage you to do so. www.clearsign.com.

While our speed to market isn't as rapid as I, and I am sure any of us, would like to see, I am encouraged by the progress we have made. The plans and commitments we have secured in this last quarter for our process burner, boiler burner and sensing technologies and the expansion of the products that ClearSign provides, particularly regarding our sensing technologies, we believe that we have made significant progress in our projects with marquee customers and have secured the development and demonstration path for these to become successful ventures.

Looking back over the past year, I joined the Company in late February 2019, a lot has happened at ClearSign. We have made some great and very significant developments in our key technologies, especially the developments with the process burner, developing that technology to operate like a standard burner, adding a pilot to light the burner immediately upon demand and thus eliminate the need for a starter burner or warmup period and, when ready, transitioning the flame to the ceramics. The consistent development of this technology has continued to extend the operating window to match the needs of those who we believe will be our mainstream customers, resulting in the engagement and commitments we are seeing today. The developments made to the process burner technology have also been transferred to the boiler burners, where the same benefits have been demonstrated, and we look forward to getting back into China to complete our initial projects there.

At the start of my tenure we made a concerted effort to focus our development on what we identified as high-priority projects that we could get to market quickly. Nowhere has this been more evident than with our sensing technology. This discipline has led to identifying the high-value opportunity and then focusing on the development of the pilot sensor technology that we anticipate will be launched commercially later this year.

We have also defined and relaunched the ClearSign business model, which included the development and branding of our burner technology as ClearSign Core. ClearSign Core will be included as the high technology heart of a traditional burner OEM offering, thereby enabling ClearSign to lead with the value of our technology with our asset-light company structure. And that partners resources and infrastructure to offer a truly differentiated high-value product in what is traditionally a highly commoditized and price competitive burner market.

As mentioned earlier, the fruition of this transition in both the burner and sensor technology products, ultimately led to the renaming of the Company to ClearSign Technologies. We have also made some internal and cultural changes to ClearSign. The work ethic and discipline has improved and the rate of cash burn has significantly decreased, by 30%, or $2.3 million per year, while productivity in the development of commercialized products has increased. This has been achieved even with the addition of our marketing and customer communications staff and the development of our Tulsa office, which we added in anticipation of our pending process burner collaborative partnership and in preparation for the true commercial launch and growth of that product line.

Looking forward, we have the commitment from a major burner OEM to host our performance test for ExxonMobil and we anticipate that we will receive an equipment order to validate our burner technology in the OEM's large Baytown refinery. We also have a host site in China to demonstrate our firetube boiler burner technology outside the restrictions of the Chinese heating season. We anticipate the completion of these projects to establish ClearSign technology as a validated solution to achieve the anticipated future low NOx emissions already being requested by customers in our primary target markets of the United States and China.

We have also made solid progress diversifying our sensor product range by leveraging our technologies to provide products of great value to large addressable markets in the combustion space in the form of our flame sensors and with an eye to continued future expansion and growth of the ClearSign business in the large transport market through our product development projects with our recently announced global aerospace partner.

To give insight into our immediate activities, what you'll see if you walk through our doors today, we have three very clear burning projects being led by engineers with very definite understanding of the task ahead of them and our tight timelines. Our process burner is being optimized to meet the operating requirements of ExxonMobil and is scheduled for multi-burner test setup and demonstration in Tulsa. Jeff Lewallen, our Refining and Petrochemical business leader and lead engineer, is driving this effort. Although based in Tulsa, he's close to living in Seattle recently. We are making good progress. The testing is continuous. And we will not let up until it is done.

Our firetube boiler technology is being pushed to demonstrate commercial operation in China, beyond the original goal of proving performance, as soon as the coronavirus allows us to continue there. While our demonstration is delayed by the coronavirus, our progress has not. Donald Kendrick, our Chief Technical Officer, has this project and is solely focused on getting this done. If you visited late into the evening, you'd very likely see Donald and his team pushing this project forward.

The third project is our burner sensor. This is at the stage of creating fabrication drawings. Walking in, you'd see one of our Seattle conference rooms is converted to what we have called a "war room," set up for our engineering, commercialization and design teams to finalize this task so they can take the design to fabricators for final production optimization. We are set up this way so that any questions related to design or manufacturing options or needs for a quick validation test to prove the proper function of the design details can be done almost immediately without a loss of momentum. We have already set the clock ticking for the completion of this project with our [launch] promotion. Everyone is committed to making this a reality.

Finally, and in closing, I'd like to thank our loyal investors for your continued support. I look forward to rewarding your patience as we transition the ClearSign business to commercial operations. I also want to acknowledge and thank our employees, who've seen many changes this past year and are responding well to the change in focus and intensity as we push to get our project -- products to market.

With that, I'll ask the Operator to open up the call for our Q&A. Operator, could we please take questions now?

Questions & Answers:

Operator: We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Jeff Feinglass, a private investor.

Jeff Feinglass: Hey, Jim, congrats on the accomplishments last year and unfortunate that this hysteria has kept you guys out of finishing in China, but hope that resumes quickly.

Away from China, just a couple of questions. The first, I know you're not going to -- you can't mention who the potential burner manufacturer partner is. But you mentioned that we're going to use their test facility. I mean, is that meaningful that they're going to allow us to use their test facility? Is that a sign of their kind of positive outlook on our burner technology?

Jim Deller: Back when I was in my previous employment, ClearSign actually approached me and asked if we would be prepared to lend our test facility to ClearSign. And very distinctly my answer was absolutely no, because the biggest fear I had was that somehow ClearSign Technology would be accepted and proven in the marketplace and get a foothold.

So we've been working to develop our collaborative partnership with a major burner OEM in Tulsa now really since I've joined the Company. And whilst I really can't speak for them, joining the dots, for them to offer ClearSign the ability to use their world-class test facility to demonstrate our burners to a company like ExxonMobil that they very well know is really going to put ClearSign on the roadmap to full commercialization and to be a real player in the market -- but I'll say, without speaking for them, I don't think it takes a lot of extrapolation to really believe that this is a very solid sign that that company truly wants ClearSign to be part of the industry. And of course doing that one would infer that they would fully anticipate that they would be able to benefit from that relationship as well.

So to me, Jeff, I would say, yes, this is extremely important and extremely significant, both for the launch of ClearSign, but also the fact that it is a requirement for ClearSign to provide burners to the likes of ExxonMobil so it allows that project to go ahead, but ultimately go into a demonstrating our burners in their facility so that ExxonMobil get the chance to validate our burners in their facility for their future use.

Going to that, they've spent a lot of time with us in the past as well. So this is really a cascading benefit to ClearSign, the establishment of this with the burner OEM. It gives us a solid channel to market. And then for ExxonMobil to be able to demonstrate our products in their refinery of which they would not be investing in if they didn't have a very clear picture of what they intended to use our products for in the future. So all of that related, it is an extremely significant offering on the part of the burner manufacturer, [and one] that I truly believe they have made with their eyes fully open as to the implications of what they are offering for us and what that can do for both us and them and the industry in the future.

Jeff Feinglass: Great. Thank you for that. Also kind of related to that, so we're going to use a test facility and this is going to potentially lead to an order by Exxon for test burners. Can you walk me through the timeline on what that looks like to get the test facility order implementation in their Baytown facility, et cetera?

Jim Deller: Certainly. And this – you have to look at the whole timeline to really understand the full context of what this means for ClearSign and investors, you've got to go back a couple of years. Exxon had been spending a lot of time vetting the ClearSign burner technology. They made visits to us out here in Seattle prior to my joining the Company. And they've also been out while I've been here. They've seen the burner operating throughout its range and put it through its paces in simulating the fuel gases and the operating requirements that they would see in their production units. So they've got a lot of their key engineers and a lot of man hours and time invested in assessing ClearSign technology as a solution for Exxon.

They placed an engineering order with us last year, which we have completed. And the main focus of that order was to assess the application on the burners into their specific heater at Baytown and to look at the control system and for Exxon to truly understand what it would take to implement the ClearSign technology.

And the next stage for them is to place an order. We are talking to them weekly so we're getting a lot of momentum with ExxonMobil. We fully expect to receive that order very soon. As soon as we get that we will be doing the final design and actually building the test burners which then have to be demonstrated in this multi-burner test furnace in Tulsa. We will do that as soon as we can get that test scheduled and the burners built. And my best expectation at this point is that that will be around the middle of this year. And that is truly going to be a milestone for ClearSign. The ability to demonstrate our burners for a company like ExxonMobil in the premises of a global partner and then basically having everyone sign off on that success is really everything coming together for us. And from that point forward, we will build the burners for installation on the Exxon refinery likely around the end of the year, after which of course the burners will be started up.

But that really is just the start. This is a product performance for Exxon. As I said, by that time they've invested a lot of money in assessing this technology and a lot of time. If they didn't have the intention of using this much wider – and I really can't speak for Exxon here, but I'm really drawing conclusions they would not invest that type of time or money on a single heater in Baytown if they truly didn't have the intention of deploying the technology much more widely going forward and if they didn't see a really significant use and value of our technology for them. So I really -- whilst this project has a fairly short timeline, I think it's really the start of something much bigger that's going to go on a long way into the future.

Jeff Feinglass: Got it. Thank you for that. That's all my questions.

Operator: [Operator Instructions] Our next question will come from David Brown, a private investor.

David Brown: Jim, thanks for the encouraging words in the call. I just wanted to ask a question since ClearSign is headquartered in what some have called the ground-zero for the United States of the coronavirus. And I've seen another company that's just reported earnings and had a huge hit on its stock today that's in the Seattle area. Are there effects of this for ClearSign right now? Or are you seeing anything that concerns you for doing business besides what's obviously happening in China?

Jim Deller: Obviously China is the most immediate and most distinct effect, just the delay to the projects there are obviously very clear.

In the office we are very focused on getting the projects done. And that really requires our employees to be here. We are lean. Everyone has tasks assigned. And we do instill all the precautions that are being recommended, but work has to go on. I think everyone is totally committed to getting this work done, just being responsible. We are taking all the precautions we can to make sure that we can do this safely.

David Brown: Great. That's really what I wanted to know. And I congratulate you on the continued momentum that you're building and also saving money over what expenses were in years past. That's showing great discipline, so congratulations on that.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over Jim Deller for any closing remarks.

Jim Deller: Well, I thank everyone for joining this call. If there are no further questions, thank you for participating and we look forward to updating you on our progress at -- as events occur. And, truly, we very much appreciate your continued support.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.